Preliminary WHITE Proxy CARD

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH 23, 2022

2022 ANNUAL MEETING OF STOCKHOLDERS OF CSX CORPORATION

_________________________

THIS PROXY IS SOLICITED ON BEHALF OF CHRIS LARSON

THE BOARD OF DIRECTORS OF CSX IS NOT SOLICITING THIS PROXY

_________________________

PROXY

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

The undersigned appoints Chris Larson as agent with full power of substitution to vote all shares of common stock of CSX Corporation (the Company) which the undersigned would be entitled to vote if personally present at the 2022 annual meeting of stockholders of the Company scheduled to be held virtually at 10:00 a.m. (EDT) on Wednesday, May 4, 2022 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the Annual Meeting).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named agent and proxies, their substitutes, or any of them may lawfully take by virtue hereof.

If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named agent and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Chris Larson a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Chirs Larsons solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY! CONTINUED AND TO BE SIGNED ON REVERSE SIDE

WHITE PROXY CARD

[X] Please mark vote as in this example

CHRIS LARSON STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEE LISTED BELOW IN PROPOSAL 1. CHRIS LARSON RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2. CHRIS LARSON RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 3.

ITEM 1: To elect Shareholder Board Nominee Chris Larson to serve as a director of the Company.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TOVOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
NOMINEE:	Chris Larson	[]	[]	[]
____________
____________
____________

Chirs Larson intends to use this proxy to vote (i) FOR Chris Larson and (ii) FOR the candidates who have been nominated by the Company to serve as directors, other than Paul C. Hilal, and for whom Chris Larson is not seeking authority to vote for and will not exercise any such authority.

The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company's proxy statement. There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if the Nominees is elected.

Chris Larson does not expect that he will not be unable to stand for election, but, in the event that he is unable to serve or for good cause will not serve, the shares of common stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company's organizational documents and applicable law.

In addition, Chris Larson has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company's organizational documents and applicable law. In any such case, shares of common stock represented by this proxy card will be voted for such substitute nominee(s).

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR	AGAINST	ABSTAIN
[]	[]	[]

ITEM 3: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF CSXS NAMED EXECUTIVE OFFICERS

FOR	AGAINST	ABSTAIN
[]	[]	[]

WHITE PROXY CARD

DATED: ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

Proxy Statement

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH 23, 2022

2022 ANNUAL MEETING OF STOCKHOLDERS

OF

CSX CORPORATION

_________________________

PROXY STATEMENT

OF

CHRIS LARSON

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

Chris Larson, an employee and conductor for CSX Transportation, is a stockholder of CSX Corporation (CSX or the Company), a Virginia corporation, in which he beneficially owns, in aggregate, approximately 135 shares of common stock and 5 shares in record name of the Company (the Common Stock), $1.00 par value per share.

I believe that the Board of Directors of the Company (the Board) must be meaningfully refreshed to ensure that the best interests of all stockholders are appropriately represented in the boardroom, not just short-term, shareholder value at any cost shareholders.

As a Shareholder Board Nominee, Chris Larson has a strong, relevant background and is committed to fully representing all stakeholders in the boardroom: customers, employees, and all shareholders.

This Proxy Statement and the WHITE proxy card (proxy materials) will only be available through the internet (Internet availability of proxy materials) to to stockholders on or about [____________], 2022.

Chris Larson is seeking your support at the annual meeting of stockholders scheduled at the 2022 annual meeting of stockholders of the Company scheduled to be held virtually at 10:00 a.m. (EDT) on Wednesday, May 4, 2022 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the Annual Meeting), for the following:

1. To elect Shareholder Board Nominee Chirs Larson to the Board of Directors of CSX Corporation, and to serve until the 2023 annual meeting of shareholders.

2. To ratify the selection of independent registered public accounting firm.

3. To conduct an advisory vote on the compensation of the Company's executive officers.

The Board is currently composed of 11 directors. Through this Proxy Statement, Chris Larson is soliciting proxies to elect not only Chris Larson, but also the candidates who have been nominated by the Company, other than Paul C. Hilal.

This gives stockholders who wish to vote for Chris Larson the ability to vote for a full slate of 11 directors. The names, backgrounds and qualifications of the Company's nominees, and other information about them, can be found in the Company's proxy statement.

Your vote to elect the nominee Chris Larson will have the legal effect of replacing one incumbent director with Chris Larson. If elected, Chris Larson will constitute a minority on the Board and there can be no guarantee that he will be able to implement the actions that he believe are necessary to bring a balanced approach to the Company.

However, Chris Larson believes his nomination and election is an important step in the right direction for bringing a balanced approach to the company thereby ensuring long-term stability to the Company.

Chris Larson intends to vote such shares FOR the election of the Nominee, FOR the appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2022, AGAINST the advisory (non-binding) resolution to approve the compensation for the Company's named executive officers, as described herein.

As of the date hereof, Chris Larson is a stockholder of CSX Corporation (CSX or the Company), a Virginia corporation, in which he beneficially owns, in aggregate, approximately 135 shares of common stock and 5 shares in record name of the Company (the Common Stock), $1.00 par value per share.

The Company has set the close of business on March 8, 2022 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the Record Date). The mailing address of CSX Corporation is 500 Water Street, C160, Jacksonville, Florida 32202.

Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were 2,193,389,444 shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY CHRIS LARSON AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. CHRIS LARSON IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.

SHOULD OTHER MATTERS, WHICH CHRIS LARSON IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, CHRIS LARSON, AS THE PERSON NAMED AS PROXY IN THE ENCLOSED WHITE PROXY CARD, WILL VOTE ON SUCH MATTERS IN HIS DISCRETION.

CHRIS LARSON URGES YOU TO SIGN, DATE AND RETURN THE WHITE PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting This Proxy Statement and our WHITE proxy card are available at [_______]

Dear Fellow Shareholders:

Very few companies can trace their roots back over 195 years, yet CSX can. CSX had a proud history of multi-generational employees, a strong commitment to customer service, and long record of consistent dividends and returns.

That all changed in 2017.

In 2017 Mr. Paul Hilal, the principal and founder of Mantle Ridge (MR), approached CSX demanding change in the name of maximizing shareholder value. Early in the process, he explained that he was looking to best advance the shareholders objective of maximizing shareholder value with a swift and certain transformation.

Mr. Hilal paraded the Precision Scheduling Railroading (PSR) model as an operational transformation, with the promise of driving improvements across the business. Spectators and speculators came to watch and participate in this parade of maximizing shareholder value which in turn pumped up CSXs stock.

Mr. Hilal demanded that Mr. Hunter Harrison be that change agent and lead the parade.

The problem with installing Hunter Harrison was he had a non-compete clause agreement with the Canadian Pacific (CP) railroad. Becoming CEO of CSX would violate his non-compete, and Mr. Harrison would forfeit about $84 million dollars in earned bonuses from the CP.

At the 2017 annual shareholders meeting, Mr. Hilal advocated for an $84 million dollar reimbursement to Mr. Harrison. The nonbinding yes vote passed, and the company doled out $84 million dollars to make Mr. Harrison whole.

At Mr. Hilal's insistence, and for $84 million dollars, CSX bought the 73 year old former CP CEO. The new CEO required constant oxygen, had a 24 hour nurse, and would not submit to a physical.

After paying $84 million in 2017 for Mr. Harrison to become CEO of CSX, and prior to his death in December 2017, Mr. Harrison did transform the company. That transformation included the gutting of the labor force, train traffic seizing up, and pissing off customers.

The consequences of that transformation which Mr. Hilal promised, and Mr. Harrison executed, continues to reverberate throughout the company to this day.

For the past five years, it appears that the Board has allowed CSX Vice Chairman Hilal to exert outsized influence over the Company in the pursuit of returning shareholder value at any cost.

Mr. Hilal needs to be held accountable for the amount of money the Company paid to bring Mr. Harrison to CSX, the poor execution of the PSR model, continued customer service issues, lackluster strategic direction, unbalanced focus, and the reasons set forth in the attached Proxy Statement.

Meaningful changes to the composition of the Board of Directors of the Company (the Board) are necessary in order to ensure that the Company is being run in a manner consistent with the best interests of all shareholders, and for the long-term.

As a qualified CSX Train & Engine employee and shareholder seeking change on how the company is ran, I have self nominated for a Board of Directors seat. I am seeking your proxy vote to replace Vice Chairman Paul C. Hilal on the Board of Directors.

I am capable and ready to work collaboratively with fellow directors in the boardroom in order to serve and represent the best interests of all CSX stockholders, employees, and customers.

I believe that the Board and Company will benefit from the insights, field experience, entrepreneurial approach, and track record of forward thinking.

As a properly presented Shareholder Board Nominee, I am seeking your support for the election to the Board of Directors of CSX at the virtual annual meeting of stockholders scheduled to be held on May 4, 2022 at 10:00 a.m. EDT(including any adjournments, postponements or continuations thereof and any meeting which may be called in lieu thereof, the Annual Meeting).

Chris Larson, a Conductor Employee for CSX Transportation, is a stockholder of CSX Corporation (CSX or the Company), a Virginia corporation, in which he beneficially owns in aggregate, approximately 135 shares of common stock and 5 shares in record name of the Company (the Common Stock), $1.00 par value per share.

I look forward to continuing to engage with CSX and its shareholders.

I believe the Board will benefit from the addition of a director with relevant skill sets and a shared objective of enhancing value for the benefit all CSX stockholders.

Sincerely,

/s/ Chris Larson

CSX Corp Shareholder

CSX Transportation Employee

Reasons For the Solicitation

Current Board & Background

I believe board is beholden to Mr. Hilal and his quest of returning shareholder value at any cost. For this reason, and others put forth, I believe the Board needs a refresh.

Current Board members that were Mantel Ridge Board nominees in 2017:

Name	Current Committee Membership
Paul C. Hilal	Finance Committee Governance and Sustainability Committee Executive Committee
Linda H. Riefler	Compensation and Talent Management Committee Governance and Sustainability Committee Executive Committee
John J. Zillmer	Compensation and Talent Management Committee Governance and Sustainability Committee Executive Committee

Current CSX Board Members listed with Mr. Hilal on other Proxy Statements:

Year	Name	Company
2021	John J. Zillmer	Aramark
2021	Steven T. Halverson	Dollar Tree, Inc

Former CSX Board Members listed with Mr. Hilal on other Proxy Statements:

Year	Name	Company
2017	Hunter Harrison	Canadian Pacific Railway LTD
2021	Dennis H. Reilley	Dollar Tree, Inc.
2021	Edward J. Kelly, III	Bottomline Technologies, Inc
2018	Edmund L. Harris	National Energy Services Reunited Corporation

Proxy Materials Mr. Hilal is listed on:

Year	Company
2022	Bottomline Technologies Inc
LAZARD GLOBAL TOTAL RETURN & INCOME FUND INC (LGI)
CSX Corporation
Dollar Tree, Inc

2021	Dollar Tree, Inc
Bottomline Technologies Inc
CSX Corporation
Aramark
LAZARD GLOBAL TOTAL RETURN & INCOME FUND INC (LGI)

Board Priorities

The shareholder base of CSX is broad and diverse. This base includes hedge funds, index funds, wealth managers, pension funds, CSX employees, train fans, and main street investors.

Having such a diverse base is a good thing. It allows CSX to raise capital from its diverse platform of investors. That capital makes CSX better, and stronger for the future.

With our investments we have some expectations. We expect CSX to be good stewards of our capital by providing our customers with excellent service by move trains with a strong and dedicated workforce. After all, it starts with the customer. Without a dedicated workforce to run trains to our customers, there is no CSX.

Once all that is said and done, we expect a share of the profits, and on a regular bases. As a long term investors who knows that the railroad business has been around for more than 200 years, I understand there are peaks and valleys in business.

By MR amping things up for short term gains, this exposes the company to future operational risk, and threatens the long term profitability.

Having a broad shareholder base comprised mostly of long term investors, our expectation is to do the right for long term stability. We buy it, and forget about it. This type of investor base expects the Board to do the right thing to ensure the long term viability of the Company not 5 year commitment.

Mr. Hilal has been allowed to exert outsized influence over the Company for too long.

Leadership / Management Track Record

One doesn't have to look to far to see the mistakes with PSR. CP now has more operating employees than it did before HH arrived in 2012.

What do we get for all this maximized shareholder value?

  Unbalanced approach with returning shareholder value at any cost; and

  Poor customer satisfaction, customer loss; and

  A Burned out workforce that is no longer dedicated or engaged; and,

  A future of diminished opportunity and lower revenues which puts a 195 year old company at increased operational risk; and

  Labor imbalances and increased injury risk; and

  Lack of Managements regards to safeguarding the interests of all shareholders; and

  Increased Risk to the Company's Long-Term Financial Performance

Leadership Revolving Door

Leadership with Mr. Hilal on the Board has been a revolving door of Board members and senior management.

Date	Text
2/14/2017

Michael J. Ward, Chief Executive Officer and Chairman of the Board, and Clarence W. Gooden, President announce retirement.

Fredrik J. Eliasson has been appointed as President of CSX

Mr. Gooden, who has assumed the role of Vice Chairman of the Company

5/5/2017	Carolyn T. Sizemore retired from her position as Controller of CSX Corporation following a distinguished 28-year career with the Company. Succeeded by Andrew L. Glassman.
10/25/2017

James M. Foote is joining the company as chief operating officer.

Retiring:

Cindy M. Sanborn, executive vice-president and chief operating officer

Fredrik J. Eliasson, executive vice-president and chief sales and marketing officer

Ellen M. Fitzsimmons, executive vice president, law and public affairs, general counsel and corporate secretary, has announced her retirement from CSX,

Nathan D. Goldman, promoted to executive vice-president, chief legal officer and corporate secretary.

10/25/2017

October 25, 2017, James M. Foote, age 63, was appointed Executive Vice President and Chief Operating Officer of the Company.

Mr. Foote was granted a cash bonus of $400,000 and an equity award of $2,000,000

12/14/2017

On December 14, 2017, the Board of Directors of CSX Corporation (the Company) appointed James M. Foote, the Company's Chief Operating Officer, as acting Chief Executive Officer due to the medical leave of E. Hunter Harrison, the Company's President and Chief Executive Officer.

12/22/2017	James M. Foote, the Company's acting Chief Executive Officer, as President and Chief Executive Officer. Hunter Harrison, who died on December 16, 2017.
1/8/2018

Appointed Edmond L. Harris, age 68, as Executive Vice President of Operations.

Upon signing his employment agreement, Mr. Harris was granted a cash bonus of $250,000 and an equity award of $750,000

Mr. Harris employment agreement also provides for an annual base salary of $600,000 and a short-term incentive opportunity equal to 90% of his annual base salary. Mr. Harris will be eligible to participate in the Company's long-term incentive plans with target long-term incentive plan grants in the aggregate amount of $2,000,000 for each long-term incentive plan performance period.

3/19/2018	Angela C. Williams was appointed Vice President and Controller Andrew L. Glassman, who provided notice on the same date that he will be leaving the Company to pursue other interests.
8/2/2018	Retention award for Mark K. Wallace, Executive Vice President Chief Sales & Marketing Officer. Left Canadian Pacific to join CSX
10/3/2018	Edward J. Kelly, retire as Chairman of the Board Elected John J. Zillmer as Chairman of the Board,
12/20/2018	Dennis H. Reilley notified the Board of Directors of his intention to retire from the Board.
5/28/2019

Departure of Executive Vice President and Chief Financial Officer, Frank A. Lonegro.

Appointed Kevin S. Boone, age 42, as Interim Chief Financial Officer. Mr. Boone joined CSX in September 2017, as Vice President of Corporate Affairs and Chief Investor Relations Officer.

10/2/2019

Appointments:

Kevin Boone as Executive Vice President and Chief Financial Officer

Jamie Boychuk as Executive Vice President of Operations

Ed Harris, who previously led the Operations function, will continue as Executive Vice President with a combination of operating and general executive responsibilities.

12/19/2019	Appointed Suzanne M. Vautrinot to serve as a member of the Board
5/22/2020	Pamela L. Carter notified the Board of Directors (the Board) of CSX Corporation (the Company) of her intention to retire from the Board
6/11/2020	Retirement of Executive Vice President, Edmund L. Harris
7/8/2020	Appointed James L. Wainscott to serve as a member of the Board.
10/7/2020	Appointed Lt. General (Ret.) Thomas Bostick to serve as a member of the Board.
11/29/2021	Mark K. Wallace, Executive Vice President Chief Sales & Marketing Officer passes away.
6/7/2021	Appointments: Mark K. Wallace as Executive Vice President of CSX Kevin S. Boone as Executive Vice President of Sales and Marketing Sean R. Pelkey as Vice President and Acting Chief Financial Officer.

Service Issues

Returning shareholder value meant rapid consolidation and layoffs, tumultuous change, senior executives worried by execution risk, and angry customers.

Customers and Regulators noticed.

Surface Transportation Board (STB) opens public listening sessions regarding CSX Transportation, Incs Rail Service Issues on October 11, 2017.

  Representative from over 25 major organizations appeared to give testimony.

STB Requests Service Updates from CSXT on October 18, 2021. STB letter compared STB metrics for August 2021 to August 2019 and observed that CSX compares unfavorably on velocity (-6%), dwell (+16%) and average loaded cars not moving in 48 hours (+98%).

Shrinking Operating Revenues & Increasing Debt

Over the course of 5 years Mr. Hilal has been exceedingly successful in achieving his goal of maximizing shareholder value. However, that success is jeopardizing the future of a proud and essential 195 year old company.

When you look at the four year average of Total Railway Operating Revenues of $11,752 billion dollars from 2012 to 2015, and $11,238 billion dollars from 2017-2020 when MR implemented PSR and started maximizing shareholder value revenue was $514 million dollars less.

While the Total Railway Operating Revenues was less during that period, the average income increased $845 million dollars during that same period.

You know what else increased? Long term debt.

  From 2012 to 2015 long term debt was trending toward from $1,214 billion to $974 million.

  From 2017 to 2020 Long term debt reversed course and began shooting up.

  Long term debt went from $1,041 Billion in 2017 to $1,148 Billion dollars in 2020.

  Based on the CSX SEC filings with the SEC in 2022, it appears the company is getting ready to issue more long term debt.

Enrichment

Mr. Hilal has used his Board position to return the lions share of that shareholder value for Mantle Ridge.

Date	Filing	Summary
3/30/2017	CSX & MR Entry into a Material Definitive Agreement

Pursuant to the Registration Rights Agreement, the Mantle Ridge Group shareholders may request that the Company file a registration statement to register the sale of shares of Common Stock that the Mantle Ridge Group shareholders beneficially own, subject to the limitations and conditions provided in the Registration Rights Agreement.

10/17/2019	Entry into a Material Definitive Agreement

Effective October 17, 2019, CSX Corporation (the Company or CSX) entered into a Stock Purchase Agreement with MR Argent Advisor LLC, on behalf of certain limited partners of its affiliated funds (Mantle Ridge), pursuant to which the Company agreed to purchase approximately 4.7 million shares of the Company's common stock from Mantle Ridge.

These shares will be repurchased under CSXs existing $5 billion share repurchase authorization and funded with cash on hand.

10/17/2019		In addition, the Company has been advised by Mantle Ridge that an additional approximately 18.8 million shares of CSXs common stock has been sold into the market.

10/25/2017	Other Events	The Company announces $1.5 billion share repurchase program, which was previously announced on October 25, 2017.

2/13/2018	Other Events

Additionally, on February 12, 2018, the CSX Board of Directors increased its current share repurchase program to $5 billion. This authorization expands the Company's $1.5 billion share repurchase program, which was previously announced on October 25, 2017. Management expects to complete the expanded $5 billion share repurchase program by the end of the first quarter of 2019, and plans to fund the repurchases using a combination of free cash flow and debt financing.

1/16/2019	Other Events	CSX Corporation has completed its prior $5 billion share repurchase program. On January 15, 2019, the Board of Directors authorized a new $5 billion share repurchase program.

10/17/2019	Entry into a Material Definitive Agreement

Effective October 17, 2019, CSX Corporation (the Company or CSX) entered into a Stock Purchase Agreement with MR Argent Advisor LLC, on behalf of certain limited partners of its affiliated funds (Mantle Ridge), pursuant to which the Company agreed to purchase approximately 4.7 million shares of the Company's common stock from Mantle Ridge.

These shares will be repurchased under CSXs existing $5 billion share repurchase authorization and funded with cash on hand.

10/17/2019	Regulation FD Disclosure.	the Company has been advised by Mantle Ridge that an additional approximately 18.8 million shares of CSXs common stock has been sold into the market.

10/21/2020	Other Events

On October 20, 2020 the Board of Directors authorized a new share repurchase program, providing $5 billion of incremental authority to the approximately $1.1 billion remaining under the existing share repurchase program.

6/4/2021	Amendments to Articles of Incorporation or Bylaws

CSX Corporation (CSX) filed an amendment to its Amended and Restated Articles to increases CSXs authority to issue shares of its common stock, par value $1.00 per share (Common Stock), from 1.8 billion shares to 5.4 billion shares. The Amendment was filed in connection with the three-for-one split of the Common Stock

6/4/2021	Regulation FD Disclosure	On June 3, 2021, the Board of Directors of CSX (the Board) approved a three-for-one split of the Common Stock

Better Path Forward

That change needs to begin at the Board of Directors as at the very top. To accomplish this, I am seeking your proxy to remove Vice Chairman Paul C. Hilal from the Board. Mr. Hilal is the founder and controlling member of Mantle Ridge LP.

The future of CSX requires a solid foundation of satisfied customers built with energized and engaged employees. We have an obligation to our customers, employees, and shareholders to fix these problems.

Based on these stated concerns, I am presenting to the shareholders a choice for Board nomination.

That change needs to begin at the Board of Directors as at the very top. To accomplish this, I am seeking your proxy vote to replace Vice Chairman Paul C. Hilal from the Board. Mr. Hilal needs to be held accountable for the amount of money the Company paid to bring Mr. Harrison to CSX, the poor execution of the PSR model, continued customer service issues, lackluster strategic direction, unbalanced focus, and the reasons set forth in the attached Proxy Statement.

Background to the Solicitation

Steps taken to influence management prior to proxy solicitation

Date	Action
6/23/2021	Submitted letter to Governance and Sustainability Committee regarding current operational issues, and that I would also share concerns with the one-CSX fact finding meeting.
6/30/2021	Participated and commented on one-CSX fact finding video meeting. Similar issues occurring system wide.
12/10/2021	Requested Board Nominee Questionnaire and Agreement from Corporate Secretary
1/07/2022	Second Request for Board Nominee Questionnaire and agreement from Corporate Secretary
1/24/2022	Board Nominee and Agreement received from Company
2/3/2022	Submittal of Properly Presented Shareholder Board Nomination to Company
2/8/2022

Correspondence with Assistant Corporate Secretary

Requested meeting to meet with Board.

Inquired about Governance and Sustainability Committee meeting date to review all submittals.

Board nomination process.

Submittal of Experienced Based Analysis Addendum

2/14/2022	Submitted correspondence to Governance and Sustainability Committee the urgency of matters and issues.
3/1/2022	Letter from Governance and Sustainability Chair Riefler declining inclusion to Board of Directors nomination slate.

Shareholder Nominee Qualifications(Candidate Up For Election)

A proven leader with manufacturing, startup, and railroad experience; adept in both public and private company environments and public office.

A thought pioneer, challenging the status quo, driven by curiosity, and is addicted to the thrill of creating and solving.

Nominee Railroad Background

Has a total of 10 years of direct T&E railroading experience in the roles of brakeman, conductor, and remote control locomotive operator. Currently working for CSXT with previous experience with Cedar Rapids and Iowa City Railroad.

Recognized by CSX for training improvements.

Holds a FRA Conductor, RCO license, and maintains a Michigan CDL class A license.

Community Service

An elected Ferrysburg City Councilman and as Mayor Pro Tem, engaged and listened to constituents during three election cycles.

Personally responsible for initiating, promoting, and passing a $1.1 million dollar bike path bond issue for the City of Ferrysburg. Led waterfront delineation improvements for public access, and pushed for the building of new park restrooms.

Entrepreneurial Background

Current owner of privately held entities Energy Optimization Services, LLC and Larson Manufacturing & Sales.

Other firms he founded and played active roles in management include: Diversified Bridge Services, LLC; a firm specializing in contracting with government projects, and Diversified Developers of Detour, LLC; a real estate development company.

Passionate about developing entrepreneurs through the Michigan Inventors Network.

In addition to full time work at CSX Transportation, continues to pursue and develop his passions at Larson Manufacturing & Sales, and Energy Optimization Services, LLC.

Larson Manufacturing & Sales

Combining his Python programing skills and fascination in how digital technology is transforming business, Mr. Larson launched Larson Manufacturing & Sales.

As an early-stage advanced technology company based in Michigan, the Michigan Economic Development Corporation awarded Larson Manufacturing & Sales a grant in 2017 for a prototype development.

Larson Manufacturing & Sales works to identify, shape, experiment and incubate new business opportunities through the IoT (Internet Of Things) platform.

This platform enables process automation and performs data collection from physical assets such as cars, the environment, and even trains!

Energy Optimization Services, LLC

Formed in 2009 in response to Michigans Energy Portfolio Standards; Public Act 295, Energy Optimization Services, LLC focusses on alternative energy projects.

  Recognized and executed opportunity in securing EV charging locations throughout the midwest.

  Developed, bid, and executed successful federal contracting proposals.

Education

Energized by challenges and always pursuing continuous self learning opportunities.

  Double major from Western Illinois University

Political Science

Law Enforcement Administration in 1991.

  Masters work is in Instructional Technology.

  Passionate about education and exposing school age children to computer programing.

Nominee Action Plan (Objectives & Goals)

  Focused on the Company as a whole, not just maximizing shareholder returns; and

  Ready to embed in the field across the system to listen and learn of issues impacting service, customers and employees; and

  Dedicated to acting with a sense of urgency on all matters; and

  Presents a fresh perspective to the Board, and committed to working with other Board members; and

  Contact with field employees and customers which provides a direct conduit of feedback and information to the Board. This provides the Board with the necessary facts required to conduct a strategic review of what is and what is not working with PSR.

How to Vote and Voting Requirements

Who wants my vote?

Chris Larson is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting. Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, Internet, television, radio, in person and by advertisements.

The Participant in this solicitation is Chris Larson, CSXT Employee and CSX Corporation Shareholder

How do I vote?

I urge you to carefully consider the information contained in the attached Proxy Statement and then support my nomination by voting one of three ways today:

Telephone Quickest and Most Preferred Method

To access a WHITE proxy card and vote by telephone call [_________] or Toll Free at [_________]. Telephone voting is quick and simple.

Internet Voting Preferred

To access a WHITE proxy card and vote via the internet go to [___________]

Mail Voting Least Preferred

To submit a proxy vote by mail, go to [website]. At that website you will find a Vote by Mail link. Click on the link, download and print the WHITE proxy card, and mail the WHITE proxy card to:

Chris Larson

CSX Board Nominee

PO Box #2

Ferrysburg, MI 49409

Vote by Internet. The website address for Internet voting is [_____]. If you are a beneficial owner, or you hold your shares in street name (that is, through a bank, broker or other nominee), please visit the website [_______] for voting instructions.

Vote by Telephone. If you are a shareholder your shares by telephone 24 hours a day by calling [__Toll-Free Number] on a touch-tone telephone. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in street name, please check [__Website__] for voting instructions.

Vote by Mail. Please see [__Website__] for voting instructions.

To vote during the Annual Meeting, you must visit at the time of the Annual Meeting and enter the 16-digit control number included on your proxy card sent to you by the Company. Even if you plan to participate in the Annual Meeting, we recommend that you vote by proxy as described above prior to the Annual Meeting so that your vote will be counted if you later decide not to participate in the Annual Meeting.

Your vote is important!

Who is entitled to vote?

Only shareholders of record at the close of business on March 8, 2022 (the Record Date) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof, unless a new record date is set in connection with any such adjournments or postponements. On March 8, 2022, there were issued and outstanding 2,178,580,270 shares of CSX common stock, the only outstanding class of voting securities of the Company.

Solicitation of Proxies

Chris Larson is soliciting your vote on the matters being submitted for shareholder approval at the Annual Meeting. Chris Larson is paying the costs of preparing proxy materials and soliciting proxies.

Proxies may be solicited in person, by telephone or by electronic communication by Chris Larson or his supporters acting without compensation.

Notice of Internet Availability & Obtaining A Proxy

In accordance with rules adopted by the SEC, I may furnish proxy materials, including this Proxy Statement, to the shareholders by providing access to such documents on the Internet instead of mailing printed copies (the Notice). Instead, you are to go to [__website__] for the Notice and which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet.

Submitting a Proxy

The Notice at [__website__] provides you with instructions on how to:

request a WHITE proxy card; and

view CSXs proxy materials for the Annual Meeting on the Internet.

Voting Information

How many votes do I have?

You will have one vote for every share of CSX common stock you owned at the close of business on the Record Date.

Can I change my vote?

Yes. Please visit [__website__] for instructions. If you hold your shares in street name, you should follow the instructions provided by your bank, broker or other nominee if you wish to change your vote.

What happens if I submit my proxy without giving voting instructions?

If you hold your shares in street name through a bank, broker or other nominee, the bank, broker or other nominee is required to vote those shares in accordance with your instructions. If you do not give instructions to the banker, broker or other nominee, the bank, broker or other nominee will be entitled to vote your shares with respect to discretionary items but will not be permitted to vote your shares with respect to non-discretionary items (those shares are treated as broker non-votes).

The proposal to ratify the appointment of EY as CSXs Independent Registered Public Accounting Firm for 2022 is considered a routine matter for which a bank, broker or other nominee will have discretionary voting power if you do not give instructions with respect to this proposal.

The proposals to: (i) elect directors; and (ii) vote on an advisory (non-binding) resolution on executive compensation are non-routine matters for which a bank, broker or other nominee will not have discretionary voting power and for which specific instructions from owners who hold their shares in street name are required in order for a broker to vote your shares.

What happens if other matters are properly presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, the person named as proxy on the enclosed proxy card will have discretion to vote on those matters for you.

How are votes counted?

Votes are counted by an independent inspector of elections appointed by the Company.

What happens if the Annual Meeting is postponed or adjourned?

Unless a new record date has been fixed, your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change your vote or revoke your proxy with respect to any item until the polls have closed for voting on such item.

Votes Required for Approval

Election of Directors

In a contested election, where the number of nominees for director election exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.

Because there are 11 seats on our Board of Directors, this means that if there are more than 11 persons properly nominated for election, the 11 nominees receiving the most for votes will be elected, even if the number of votes cast for the director do not exceed those cast against him or her.

Election Day

Proposals Up For Vote

1. To elect Shareholder Board Nominee Chirs Larson to the Board of Directors of CSX Corporation, and to serve until the 2023 annual meeting of shareholders.

2. To ratify the selection of independent registered public accounting firm.

3. To To conduct an advisory vote on the compensation of the Company's executive officers.

Quorum; Broker Non-Votes; Discretionary Voting

The Company's bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held of record by a broker, bank or other nominee that are voted on any matter are included in determining the number of shares present.

Shares held by a broker, bank or other nominee that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important and we urge you to vote by proxy even if you plan to attend the Annual Meeting.

Other Information and information About the Company

Material and information found in this material can be found at: [__website__], and is also available on the website maintained by the SEC.

Material and information referenced to the Company or the company's Proxy materials can can be found free of charge at:

The 2021 Annual Report (without exhibits) is available on the company website. The 2021 Annual Report (with exhibits) is also available on the website maintained by the SEC.

Questions?

If you have any questions or require any assistance with your vote, please contact Chris Larson at my address, through my website, or by calling my telephone number. The contact information is listed below;

I want to thank you for your support!

Chris Larson

Mail:

CSX Board Nominee

PO Box #2

Ferrysburg, MI 49409

[__website__]

[__Toll free telephone number__]

[__email address__]

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.

To vote you, you must request from Chris Larson a WHITE Voting Instruction Form. This form is available for free and is available for download from the internet at:[__website__]

If you have any questions or require assistance in voting your WHITE proxy card, please consult the website[__website__] for more information or instructions.

You are more than welcome to call Chris Larson at the phone number listed below for assistance as well. Please keep in mind I am not a well funded dissident shareholder. I am out on the rails experiencing the good, the bad, and the ugly of the railroad. It may take some time for me to get back to you.

Thank You Again

Chris Larson

PO Box #2

Ferrysburg, MI